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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Beckman Coulter, Inc.:

We consent to incorporation by reference herein of our reports dated January 24, 2003, with respect to the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which reports appear in the December 31, 2002, annual report on Form 10-K of Beckman Coulter, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Orange County, California
March 14,2003